UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 18, 2008

FUQI INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-52383	20-1579407
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5/F., Block 1, Shi Hua Industrial Zone Cui Zhu Road North Shenzhen, 518019 People’s Republic of China	N/A
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	+86 (755) 2580-1888

N/A
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 18, 2008, Fuqi International, Inc., a Delaware corporation (the “Company”) entered into agreements to obtain substantially all of the assets of Shanghai Tian Mei Jewelry Co. Ltd. and Beijing Yinzhong Tian Mei Jewelry Co. Ltd., collectively referred to as the “Temix Companies.” The Temix Companies are a 50-outlet branded jewelry store chain with locations primarily in Beijing, Shanghai and Ningbo. Of the 50 outlets, five are stand alone stores and 45 are store counters within department stores.

On April 18, 2008, the Company, through its wholly-owned subsidiary, Fuqi International Holdings Co., LTD., a British Virgin Islands company (“Fuqi Subsidiary”) entered into an asset purchase agreement (the “Asset Purchase Agreement”) with the Temix Companies and Mr. Chujian Huang, as the principal of the Temix Companies. According to the terms of the Asset Purchase Agreement, Fuqi Subsidiary will acquire substantially all of the assets of the Temix Companies for an aggregate purchase price of 80 million Yuan RMB, which is equal to approximately USD $11.4 million, and 20% of this amount be placed into an escrow account for the six month period following closing for any undiscovered inventory defects or descriptions.

On April 18, 2008, the Company, Fuqi Subsidiary, and Mr. Huang entered into an Intellectual Property Transfer Agreement (“IP Transfer Agreement”) pursuant to which Mr. Huang will receive 55 million Yuan RMB, which is equal to approximately USD $7.9 million, in shares of common stock of the Company in exchange for all of the intellectual property rights related to the business of the Temix Companies. The number of shares to be received by Mr. Huang, which is a total of 1,080,666 shares, is based on the average closing price of the Company’s common stock on the Nasdaq Global Market during the 45-day period prior to the date the IP Transfer Agreement was executed. One-half of the shares will be issued to Mr. Huang at closing and the other one-half will be placed into an escrow account at closing for the two-year period following the closing and will only be transferred to Mr. Huang if the business of the Temix Companies meets certain performance targets as set forth in the IP Transfer Agreement.

Both of the Asset Purchase Agreement and the IP Transfer Agreement contain customary covenants, representations, and warranties by the parties, in addition to numerous closing conditions, including governmental approval of the transfer, that must be either met or waived at or prior to closing. There can be no guarantee that these conditions will be met and the transaction will close.

Item 7.01 Regulation FD Disclosure.

On April 21, 2008, the Company issued a press release announcing the execution of the Asset Purchase Agreement and IP Transfer Agreement. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

The information reported under Item 7.01 in this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Asset Purchase Agreement dated April 18, 2008
10.2	Intellectual Property Transfer Agreement dated April 18, 2008
99.1	Press Release dated April 21, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 21, 2008	FUQI INTERNATIONAL, INC.

	By:	/s/ Yu Kwai Chong
	Name	Yu Kwai Chong
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Asset Purchase Agreement dated April 18, 2008
10.2	Intellectual Property Transfer Agreement dated April 18, 2008
99.1	Press Release dated April 21, 2008